EXHIBIT 99.2

      [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]


DATE:  April 25, 2000                   INVESTOR CONTACTS:
                                        Lynn Hord (972) 855-3729
                                        Carol Knies (972) 855-3116

                                        MEDIA CONTACT:
FOR RELEASE:  Immediately               Randy Hicks (972) 855-3720


        DAGLEY ELECTED CHIEF OPERATING OFFICER OF US PROPANE;
 RESIGNS AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF
                      ATMOS ENERGY CORPORATION

     Dallas, Texas -- Atmos Energy Corporation announced today that Larry J. Dagley will be elected Chief Operating Officer of US
Propane, L.P., and has resigned as Executive Vice President and Chief Financial Officer of Atmos Energy Corporation.

     Atmos announced in February that it had entered into an agreement to form a joint venture that combines its United Cities Propane Gas operations with the propane operations of AGL Resources, Inc., Piedmont Natural Gas Company, Inc., and TECO Energy. The combined entity will be among the ten largest propane retailers in the nation, with nearly 200,000 customers.

      "Larry initiated the process of forming the partnership several months ago and he now has the opportunity to join US Propane as its Chief Operating Officer," said Robert W. Best, Chairman, President and Chief Executive Officer. "This is an outstanding opportunity for Larry and his leadership will be invaluable to US Propane. Larry has made significant contributions to Atmos during his tenure with the Company. We will miss him, but we wish him great success at US Propane."

     Dagley joined Atmos in 1997 as Executive Vice President and Chief Financial Officer. Prior to joining Atmos, Dagley was Senior Vice President and Chief Financial Officer of the former Pacific Enterprises, a California-based holding company whose primary subsidiary is Southern California Gas Company. Dagley has also served as Vice President and Chief Financial Officer for Transco Energy Company, a Houston-based natural gas pipeline company, and as an Audit Partner with Arthur Andersen & Co.

     Atmos has promoted J. Patrick Reddy to Senior Vice President, Chief Financial Officer and Treasurer to replace Dagley. Reddy joined Atmos in August 1998 as Vice President of Corporate Development and was named Treasurer in December 1998. Prior to joining Atmos, Reddy was Vice President, Planning and Advisory Services at Pacific Enterprises. Reddy served with Pacific Enterprises beginning in 1980 in various management and financial positions. A graduate of the University of Southern California at Los Angeles, Reddy received an MBA degree in Finance from the University of Southern California.

     "We are fortunate to have someone of Pat's ability and experience to step into the Chief Financial Officer position," said Best. "Pat has been involved in the gas industry for the past 20 years and I am confident that he will do a great job as Chief
Financial Officer of Atmos."

     Atmos Energy Corporation of Dallas, Texas, distributes natural gas and propane to more than one million customers in 13 states through its operating divisions -- Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company and United Cities Propane Gas, Inc.